Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this prospectus and in the registration statement, Amendment No. 2 to Form S-3 (File No. 333 – 165387) of our report dated February 18, 2010 relating to our audit of the financial statements and schedule as of December 31, 2009 and for the year then ended of Bluefly, Inc., which appears in Bluefly, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009.  We also consent to the reference to our firm under the caption “Experts” in such prospectus and registration statement.

/s/ Weiser LLP

New York, New York
May 21, 2010